Exhibit 99.1

Corporate Contacts

Wilson W. Cheung	Jane Green
Chief Financial Officer	Investors/Media
650.358.3434	650.358.1447
wcheung@sciclone.com	jgreen@sciclone.com

SCICLONE REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

ZADAXIN® Leads Continued Growth of Core Business in 2015

FOSTER CITY, CA – May 11, 2015 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported financial results for the quarter ended March 31, 2015.

•	Revenues: In the first quarter 2015, SciClone reported revenues of $33.6 million, compared to $26.6 million for the same period in 2014.
•	GAAP Diluted EPS: In the first quarter 2015, SciClone reported GAAP diluted earnings per share of $0.17, compared to $0.08 for the same period in 2014.
•	Non-GAAP Diluted EPS: In the first quarter 2015, SciClone reported non-GAAP diluted earnings per share of $0.19, compared to $0.09 for the same period in 2014.

Revenues in the first quarter of 2015 were $33.6 million, a $7.0 million or 26% increase, compared to $26.6 million for the same period in 2014. ZADAXIN® revenues were $31.3 million in the first quarter of 2015, a $6.6 million or 27% increase, compared to $24.7 million for the same period in 2014. Promotion services revenues were $0.4 million for the first quarter of 2015, a $0.1 million or 20% decrease, compared to $0.5 million in the same period in 2014. Recent governmental policy changes in China have eliminated national regulation of the maximum retail drug prices for most drugs, effective as of June 1, 2015, including for those on the National Reimbursement Drug List. Decisions by provincial authorities appear to be emerging as the primary governmental mechanism for price controls. As an example, the Zhejiang provincial authority announced a price limitation for sales of ZADAXIN in the province in April 2015. For Fiscal 2015, the Company expects the impact of this and other potential decisions in other provinces to be offset by volume increases and changes in its arrangements with its China distributors. The Company currently anticipates the price reduction will have some impact on its overall revenue, but it is maintaining its full fiscal year revenue and EPS guidance as previously reported.

On a GAAP basis, SciClone reported net income in the first quarter of 2015 of $9.0 million, or $0.18 and $0.17 per share on a basic and diluted basis, respectively, compared to net income of approximately $4.1 million, or $0.08 per share on both a basic and diluted basis, for the same period in 2014.

SciClone’s non-GAAP net income in the first quarter of 2015 was $9.8 million, or $0.20 and $0.19 per share on a basic and diluted basis, respectively, compared with non-GAAP net income of $5.0 million, or $0.10 and $0.09 per share on a basic and diluted basis, respectively, for the same period of the prior year.

Friedhelm Blobel, PhD, SciClone’s Chief Executive Officer commented: “We are pleased with the continued strong performance of our core business, and to have delivered on another sequential quarter of growth at a level that significantly exceeds the China pharma market growth rate. ZADAXIN performed very well in the quarter, and continues to be a major growth driver. The initial launch event for DC Bead® at the China Conference on Interventional Oncology, or CCIO, in Tianjin was a great success, and preparations for the other launch activities in the second quarter are proceeding on track. Our market introduction activities are focused on medical education in the major centers where interventional cancer treatment is performed, and on carefully training intervention oncologists in the use of the product. We expect that the formal commercial launch of DC Bead should take place around mid-year.”

Dr. Blobel added: “We anticipate an adjustment in our development portfolio that we believe will be favorable in the long run. As previously mentioned, our partner Taiwan Liposome Company, from whom we licensed ProFlow®, was notified by the CFDA that ProFlow did not receive clinical trial approval. TLC is in the process of appealing that decision. We are also discussing with TLC a revision to our license agreement and, as an alternative, may in-license an oncology product from them.”

Dr. Blobel concluded: “Despite the current pricing pressure, our outlook for the year is positive. We intend to continue to grow our business and deliver a strong financial performance, and to build our standing in the China pharmaceuticals market. The quality of our products, combined with our strong cash flow and cash balance, operating efficiencies, and strong commitment to compliance, should continue to be major market differentiators and competitive advantages.”

For the first quarter of 2015, sales and marketing (S&M) expenses were $11.1 million, compared with $9.8 million for the same period in 2014. The increase in S&M for first quarter of 2015, compared to the same period in 2014, related to increases in our sales and marketing efforts for ZADAXIN.

For the first quarter of 2015, research and development (R&D) expenses were $1.1 million, compared with $1.5 million of R&D expenses for the same period of 2014. R&D was higher for the first quarter of 2014, compared to the first quarter of 2015, related to costs incurred in preparation for a potential sepsis clinical study for ZADAXIN the Company was contemplating.

For the first quarter of 2015, general and administrative (G&A) expenses were $7.3 million, compared with $6.0 million for the same period in 2014, primarily related to higher bad debt expense in the 2015 period and growth in our China organization.

As of March 31, 2015, cash, cash equivalents and short-term investments totaled $96.1 million, compared to $86.3 million as of December 31, 2014. SciClone has a share repurchase program under which its Board of Directors has authorized $80.5 million, of which approximately $68 million had been utilized through March 31, 2015.

SciClone has presented non-GAAP information above as the Company believes this non-GAAP information is useful for investors, taken in conjunction with SciClone’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of SciClone’s operating results as reported under GAAP. The non-GAAP calculations and reconciliation are provided in the accompanying table titled “Reconciliation of GAAP to Non-GAAP Net Income.”

Conference Call Today

SciClone is hosting a conference call today at 4:30 pm ET (1:30 pm PT) to provide a financial update. The call will be hosted by Friedhelm Blobel, Ph.D., President and CEO, and Wilson W. Cheung, Senior Vice President.

LIVE CALL:	877.674.6420 (US/Canada)
920.663.6281 (International)
Passcode: 17698144

REPLAY:	855.859.2056 (US/Canada)
404.537.3406 (International)
Passcode: 17698144
(Replay available from May 11, 2015 at 7:30 pm ET until 11:59 pm ET on
May 17, 2015)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone's website at www.sciclone.com. The information provided on the teleconference is accurate only at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio spanning major therapeutic markets including oncology, infectious diseases and cardiovascular disorders. SciClone’s proprietary lead product, ZADAXIN® (thymalfasin), is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. Through its promotion business with pharmaceutical partners, SciClone markets multiple branded products in China which are therapeutically differentiated. The Company has successfully in-licensed products with the potential to become future market leaders and to drive the Company's long-term growth, including DC Bead®, a novel treatment for liver cancer, which was approved in 2014 by the China FDA. SciClone is a publicly-held corporation based in Foster City, California, and trades on the NASDAQ Global Select Market under the symbol SCLN. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words "may," "will," "would," "could," "should," "might," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties relating to: the course, cost and outcome of regulatory matters, including the impact of recent and future provincial pricing decisions, including the results of the Company’s pricing negotiations with its distributor, on the Company’s financial results; the on-going regulatory investigations and expenses related thereto, including potential fines and/or other remedies; the Company’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2015; the Company’s ability to implement and maintain controls over its financial reporting; the dependence of its current and future revenue and prospects on third-party license, promotion or distribution agreements, including the need to renew such agreements, enter into similar agreements, or end arrangements that the Company does not believe are beneficial; operating an international business; uncertainty in the prospects for unapproved products, including uncertainties as to pricing and competition and risks relating to the clinical trial process and related regulatory approval process and the process of initiating trials at, and enrolling patients at, clinical sites; and the effect of changes in its practices and policies related to the Company’s compliance programs. SciClone cannot predict the timing or outcome of the ongoing SEC and DOJ investigations, or of the level of its efforts required to cooperate with those investigations, however, the Company has incurred substantial expenses in connection with the investigations and related litigation and expects to incur substantial additional expense, and the investigations could result in fines that exceed the minimum amount accrued and further changes in its internal control or other remediation measures that could adversely affect its financial results. Please also refer to other risks and uncertainties described in SciClone's filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended
	March 31,

	2015	2014
Revenues:
Product sales, net	$33,168	$26,064
Promotion services	400	501
Total net revenues	33,568	26,565
Operating expenses:
Cost of product sales	4,597	4,561
Sales and marketing	11,057	9,834
Research and development	1,088	1,476
General and administrative	7,343	6,033
Total operating expenses	24,085	21,904
Income from operations	9,483	4,661
Non-operating income (expense):
Interest and investment income	112	19
Interest and investment expense	—	(29)
Other expense, net	(63)	(119)
Income before provision for income tax	9,532	4,532
Provision for income tax	570	398
Net income	$8,962	$4,134

Basic net income per share	$0.18	$0.08
Diluted net income per share	$0.17	$0.08

Basic shares outstanding	49,964	52,026
Diluted shares outstanding	52,278	53,234

SCICLONE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,

	2015	2014
GAAP net income	$8,962	$4,134
Non-GAAP adjustment:
Employee stock-based compensation	806	882
Non-GAAP net income	$9,768	$5,016

Non-GAAP basic net income per share	$0.20	$0.10
Non-GAAP diluted net income per share	$0.19	$0.09

Weighted average shares used in computing
Non-GAAP basic net income per share	49,964	52,026
Non-GAAP diluted net income per share	52,278	53,234

SciClone management uses these non-GAAP financial measures to monitor and evaluate the Company’s operating results and trends on an on-going basis and internally for operations, budgeting and financial planning purposes. SciClone believes the non-GAAP information is useful for investors by offering them the ability to better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that affect SciClone. These non-GAAP financial measures that management uses are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP.

SciClone’s non-GAAP financial measure excludes the following item from GAAP net income and net income per share:

•	Employee stock-based compensation. The effects of non-cash employee stock-based compensation.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED SELECTED BALANCE SHEET DATA

(in thousands)

	March 31,	December 31,
	2015	2014
Cash, cash equivalents, and short-term investment	$96,111	$86,303
Accounts receivable, net	32,426	40,268
Inventories	8,934	10,703
Goodwill	34,521	34,521
Total assets	182,342	181,831
Total current liabilities	18,841	26,443
Total shareholders' equity	163,414	155,274